Exhibit 10.1

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

UNITED STATES OF AMERICA	)
	)	No.
v.	)	Hon.
)
COMMONWEALTH EDISON	)
COMPANY	)

DEFERRED PROSECUTION AGREEMENT

This Deferred Prosecution Agreement between the United States Attorney for the Northern District of Illinois, JOHN R. LAUSCH, JR. (the “government”), and defendant COMMONWEALTH EDISON COMPANY (“ComEd”), by its undersigned representative and attorneys, pursuant to authority granted by the Board of Directors of Exelon Corporation (“Exelon”), is made pursuant to the terms and conditions set forth below.

Criminal Information and Acceptance of Responsibility

1.            ComEd acknowledges and agrees that the government will file the accompanying Information in the United States District Court for the Northern District of Illinois charging ComEd with bribery in violation of Title 18, United States Code, Section 666(a)(2). ComEd knowingly waives any right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b).

2.            ComEd admits, accepts, and acknowledges that it is responsible under United States law for the acts of its current and former officers, employees, and agents as charged in the Information and as set forth in the Statement of Facts, attached as Attachment A and incorporated by reference into this Agreement, and that the facts alleged in the Information and described in the Statement of Facts are true and accurate. Should the government pursue the prosecution that is deferred by this Agreement, ComEd agrees that it will neither contest the admissibility of nor contradict the Statement of Facts in any such proceeding, including any trial, guilty plea or sentencing proceeding.

3.            It is further understood that the government shall file this Agreement in a public Court file and may disclose this Agreement to the public.

Term of the Agreement

4.            This Agreement shall have a term of three (3) years from the date on which the fully-executed Agreement is filed with the Court (the “Term”), except for specific provisions below that specify a longer period. ComEd agrees, however, that in the event the government determines, in its sole discretion, that ComEd has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of its obligations under this Agreement, an extension or extensions of the Term may be imposed by the government, in its sole discretion, for up to a total additional time period of one year, without prejudice to the government’s right to proceed as provided in the breach provisions of this Agreement below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment C, for an equivalent period. Conversely, in the event the government finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment C, the Agreement may be terminated early. In such event, ComEd’s cooperation obligations described below shall survive until the date upon which all such investigations and prosecutions are concluded.

2

Relevant Considerations

5.            The government enters into this Agreement based on the individual facts and circumstances presented by this case, including the nature and seriousness of the offense conduct, ComEd’s timely notification to the government of an internal investigation after receiving a subpoena and being notified by the government of the nature of the government’s investigation, ComEd’s ongoing cooperation described more fully below, and its remedial measures and operational improvements also described more fully below.

Cooperation

6.            To date, ComEd has provided substantial cooperation, which includes: conducting a thorough and expedited internal investigation; proactively identifying issues and facts that would likely be of interest to the government; making regular factual presentations to the government and sharing information that would not have been otherwise available to the government; and organizing voluminous evidence and information for the government.

7.            ComEd shall continue to cooperate fully with the government in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and other related conduct under investigation by the government at any time during the Term, until the later of the date the Term ends or the date upon which all investigations and prosecutions arising out of such conduct are concluded. At the request of the government, ComEd shall also cooperate fully with other law enforcement and regulatory authorities and agencies in any investigation of ComEd, its subsidiaries or affiliates, or any of its present or former officers, directors, employees, agents, lobbyists and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and other related conduct under investigation by the government at any time during the Term. ComEd’s cooperation pursuant to this paragraph is subject to applicable law and regulations, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, ComEd must provide to the government a log of any information or cooperation that is not provided based on an assertion of law, regulation, privilege, or attorney work product, and ComEd bears the burden of establishing the validity of any such an assertion. ComEd agrees that its cooperation shall include, but not be limited to, the following:

3

a.            ComEd shall fully and truthfully cooperate in any matter in which it is called upon to cooperate by a representative of the United States Attorney’s Office for the Northern District of Illinois.

b.            ComEd shall truthfully and in a timely manner disclose all factual information with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, lobbyists and consultants, including any evidence or allegations and internal or external investigations, about which the government may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of ComEd to promptly provide to the government, upon request, any non-privileged document, record or other tangible evidence about which the government may inquire.

c.            Upon request of the government, ComEd shall designate knowledgeable employees, agents or attorneys to provide to the government the information and materials described above on behalf of ComEd. It is further understood that ComEd must at all times provide complete, truthful, and accurate information.

4

d.            ComEd shall use its best efforts to make available for interviews or testimony, as requested by the government, present or former officers, directors, employees, agents, lobbyists and consultants of ComEd. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with law enforcement and regulatory authorities. Cooperation shall include identification of witnesses who, to the knowledge of ComEd, may have material information regarding the matters under investigation.

e.            With respect to any information, testimony, documents, records or other tangible evidence provided to the government pursuant to this Agreement, ComEd consents to any and all disclosures to other governmental authorities of such materials as the government, in its sole discretion, shall deem appropriate.

f.            Should ComEd learn of any evidence or allegation of a violation of U.S. criminal law, ComEd shall promptly report such evidence or allegation to the government. On the date that the Term expires, ComEd, by its Chief Executive Officer and Chief Financial Officer, will certify to the government that ComEd has met its disclosure obligations pursuant to this Agreement. Each certification will be deemed a material statement and representation by ComEd to the executive branch of the United States for purposes of 18 U.S.C. § 1001.

5

8.            ComEd agrees that its obligations to cooperate under the terms set forth in this Agreement will continue even after the three-year term of this Agreement and the dismissal of the Information, and ComEd will continue to fulfill the cooperation obligations set forth in this Agreement in connection with any related investigation, criminal prosecution, or civil proceeding brought by the government related to the conduct set forth in the Information or the Statement of Facts.

Payment of Monetary Penalty

9.            The government and ComEd agree that the application of the 2018 U.S. Sentencing Guidelines (“Guidelines”) to determine the applicable fine range yields the following:

a.	Offense level. Based upon Guidelines § 2C1.1, the total offense level is 44, calculated as follows:

(a)(2) Base Offense Level	12

(b)(1) More than one bribe	+2

(b)(2) Value of the benefit to be received was greater than $150,000,000	+26

(b)(3) Involvement of an elected public official in a high-level decision-making or sensitive position	+4

TOTAL	44

b.	Base fine. Based upon Guidelines § 8C2.4, the base fine is $150,000,000.

c.	Culpability score. Based upon Guidelines § 8C2.5, the Culpability Score is 8, calculated as follows:

(a) Base Culpability Score	5

6

(b) ComEd had more than 5000 employees, and high-level personnel participated in and condoned the offense	+5

(g)(2) ComEd fully cooperated in the investigation and clearly demonstrated acceptance of responsibility	-2

TOTAL	8

d.	Calculation of Fine Range. Based upon Guidelines § 8C2.6, the fine range is calculated as follows:

Base fine	$150,000,000
Minimum multiplier	1.6
Maximum multiplier	3.2

Fine range	$240,000,000 - $480,000,000

10.          The government and ComEd agree, based on the application of the Guidelines, that the appropriate total criminal penalty is $200,000,000. This reflects a discount off the bottom of the applicable United States Sentencing Guidelines fine range for ComEd’s substantial remediation and cooperation as set forth in this Agreement. ComEd shall be responsible for paying $100,000,000 to the United States Treasury within thirty (30) days of the filing of this Agreement and the remaining $100,000,000 within ninety (90) days of the filing of this Agreement. Nothing in the Agreement shall be deemed an agreement regarding a maximum penalty that may be imposed in any future prosecution, and the government is not precluded from arguing in any future prosecution that the Court should impose a higher fine, disgorgement or civil or criminal forfeiture, although the government agrees that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine imposed as part of a future judgment. ComEd agrees that no tax deduction may be sought in connection with the payment of any part of the fine, and ComEd may not seek to recover any portion of the fine through surcharges, fees or any other charges to customers. ComEd shall not seek or accept directly or indirectly reimbursement or indemnification from any source other than Exelon with regard to the fine amount or any other amount it pays pursuant to any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in the Statement of Facts.

7

11.          The government agrees, except as provided in this Agreement, that it will not bring any criminal or civil case (except for criminal tax violations, as to which the government does not make any agreement) against ComEd or any of its present or former subsidiaries or affiliates relating to any of the conduct described in the attached Statement of Facts or in the documents produced by ComEd to the government during the investigation, or to conduct otherwise disclosed to the government by ComEd in the investigation or to conduct known to the government as of the date of this Agreement. The government, however, may use any information related to the conduct described in the attached Statement of Facts against ComEd: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; or (c) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. This Agreement does not provide any protection against prosecution for any future conduct by ComEd or any of its present or former parents or subsidiaries. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with ComEd or with any of its present or former parents or subsidiaries.

8

Remediation, Corporate Compliance Program, and Reporting

12.          ComEd and Exelon have engaged in significant remedial measures to enhance their compliance program, including taking steps to ensure that employees and vendors ComEd identified as responsible for the conduct at issue are no longer employed by or have a relationship with ComEd; revamping the compliance structure including through the creation of the new position of Executive Vice President for Compliance and Audit with a direct reporting line to the Audit Committee of the Exelon Board of Directors and Chief Executive Officer; and drafting and implementing new compliance policies that, among other things: (a) require internal tracking and reporting of anything of value requested, solicited, or provided to public officials, including hiring requests; (b) establish due diligence and ongoing monitoring requirements for all third parties engaged in political consulting or lobbying activities; (c) prohibit subcontracting of third party lobbyists and political consultants; (d) mandate that the hiring of all third party lobbyists and political consultants must be approved by the Chief Compliance and Ethics Officer; and (e) require ongoing monitoring of all third party lobbyists and political consultants to ensure they are providing value to the business.

13.          ComEd represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of U.S. law throughout its operations, including those of its subsidiaries, agents, and joint ventures, and those of its contractors and subcontractors (to the extent subcontractors are permitted) whose responsibilities include accounting, financial reporting, lobbying, government relations, consulting, and interactions with ComEd’s auditors, including, but not limited to, the minimum elements set forth in Attachment B (Corporate Compliance Program). In addition, ComEd agrees that it will report to the government annually during the Term regarding remediation and implementation of the compliance measures described in Attachment B. These reports will be prepared in accordance with Attachment C (Corporate Compliance Reporting).

9

14.          To address any compliance deficiencies, ComEd represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal controls, policies, and procedures regarding compliance with U.S. law. Where necessary and appropriate, ComEd agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures to ensure that it maintains a rigorous compliance program that incorporates relevant internal controls, as well as policies and procedures designed to effectively deter and detect violations of U.S. law. The compliance program will include, but not be limited to, the minimum elements set forth in Attachment B.

Deferred Prosecution

15.           In consideration of: (a) ComEd’s past and future cooperation as described above; (b) ComEd’s payment of a monetary penalty of $200,000,000; (c) ComEd’s adoption and maintenance of remedial measures, and review and audit of such measures, including the compliance undertakings described in Attachment B, the government agrees to request that the United States District Court for the Northern District of Illinois defer proceedings on the charge in the Information pursuant to Title 18, United States Code, Section 3161(h)(2), for the Term of this Agreement.

10

16.          The government further agrees that if ComEd fully complies with all of its obligations under this Agreement, the government will not continue the criminal prosecution against ComEd described in Paragraph 1. Within thirty (30) days of the successful completion of the Term, the government shall seek dismissal of the Information filed against ComEd.

Breach of the Agreement

17.          If, during the Term, (a) ComEd commits any felony under U.S. law; (b) ComEd provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with a disclosure of information about individual culpability; (c) ComEd fails to implement a compliance program as set forth in this Agreement and Attachment B; or (d) ComEd otherwise fails to completely perform or fulfill each of its obligations under the Agreement; or if at any time ComEd fails to cooperate as set forth in this Agreement regardless of whether the government becomes aware of such a breach after the Term is complete, ComEd shall thereafter be subject to prosecution for any federal criminal violation of which the government has knowledge, including, but not limited to, the conduct described in the attached Statement of Facts, which may be pursued by the government in the U.S. District Court for the Northern District of Illinois or any other appropriate venue. Determination of whether ComEd has breached the Agreement and whether to pursue prosecution of ComEd shall be in the government’s sole discretion. Any such prosecution may be premised on information provided by ComEd or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the government prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against ComEd or its subsidiaries, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, ComEd agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, ComEd agrees that the statute of limitations as to any violation of U.S. law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the government is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

11

18.          In the event the government determines that ComEd has breached this Agreement, the government agrees to provide ComEd with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, ComEd shall have the opportunity to respond to the government in writing to explain the nature and circumstances of such breach, as well as the actions ComEd has taken to address and remediate the situation, which explanation the government shall consider in determining whether to pursue prosecution of ComEd.

19.          In the event that the government determines that ComEd has breached this Agreement: (a) all statements made by or on behalf of ComEd or its present or former parents or subsidiaries to the government or to the Court, including the attached Statement of Facts, and any testimony given by ComEd or its present or former parents or subsidiaries before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads or evidence derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the government against ComEd or its present or former parents or subsidiaries; and (b) ComEd or its present or former parents or subsidiaries shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of ComEd or its present or former parents or subsidiaries prior or subsequent to this Agreement, or any leads or evidence derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, ComEd or its present or former parents or subsidiaries, will be imputed to ComEd for the purpose of determining whether ComEd has violated any provision of this Agreement shall be in the sole discretion of the government.

12

Statements by ComEd

20.          ComEd expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for ComEd, make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by ComEd set forth above or the facts described in the attached Statement of Facts. ComEd agrees that if it or any of its present or former parents or subsidiaries issues a press release or holds any press conference in connection with this Agreement, ComEd shall first consult the government to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters relating to this Agreement; and (b) whether the government has any objection to the release.

13

Limitations on Binding Effect of Agreement

21.            This Agreement is binding on ComEd and the government but specifically does not bind (i) any component of the Department of Justice other than the United States Attorney’s Office for the Northern District of Illinois, (ii) other federal agencies, (iii) any state, local or foreign law enforcement or regulatory agencies, or (iv) any other authorities, although the government will bring the cooperation of ComEd and its compliance with its obligations under this Agreement to the attention of such agencies and authorities if requested to do so by ComEd.

Changes in Corporate Form

22.            Except as may otherwise be agreed by the government and ComEd in connection with a particular transaction, ComEd agrees that in the event that, during the term of any of its obligations under this Agreement, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to ComEd’s consolidated operations, as they exist as of the date of this Agreement, whether such change is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the government’s ability to determine there has been a breach under this Agreement is applicable in full force to that entity. ComEd agrees that the failure to include this Agreement’s breach provisions in the transaction will make any such transaction null and void. ComEd shall provide notice to the government at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form. The government shall notify ComEd prior to such transaction (or series of transactions) if it determines that the transaction(s) will have the effect of circumventing or frustrating the enforcement purposes of this Agreement. If at any time during the Term ComEd engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the government may deem it a breach of this Agreement pursuant to the breach provisions of this Agreement. Nothing herein shall restrict ComEd from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the government.

Notice

23.            Any notice to the government under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to the Chief, Public Corruption and Organized Crime Section, United States Attorney’s Office, 219 South Dearborn Street, Fifth Floor, Chicago, IL 60604. Any notice to ComEd shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Charles B. Sklarsky, Jenner & Block LLP, 353 North Clark Street, Chicago, IL 60654.

Complete Agreement

24.            This Agreement sets forth all the terms of the agreement between ComEd and the government. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the government, the attorneys for ComEd, and a duly authorized representative of ComEd.

Date: July 16, 2020	BY:	/s/John R. Lausch, Jr.
JOHN R. LAUSCH, JR.
United States Attorney
Northern District of Illinois

AMARJEET S. BHACHU
Chief, Public Corruption and
Organized Crime Section
Northern District of Illinois

DIANE MacARTHUR
TIMOTHY J. CHAPMAN
Senior Litigation Counsel
Northern District of Illinois

SARAH E. STREICKER
Deputy Chief, Public Corruption and
Organized Crime Section
Northern District of Illinois

MATTHEW L. KUTCHER
Deputy Chief, General Crimes
Section
Northern District of Illinois

MICHELLE KRAMER
Assistant United States Attorney
Northern District of Illinois

AGREED AND CONSENTED TO:

COMMONWEALTH EDISON COMPANY

Date:	July 16, 2020	BY:	/s/David A. Glockner
DAVID A. GLOCKNER
Executive Vice President for
Compliance and Audit
Exelon Corporation

Date:	July 16, 2020	BY:	/s/Reid J. Schar
REID J. SCHAR
Jenner & Block LLP
Counsel for Commonwealth Edison
Company

Date:	July 16, 2020	BY:	/s/Gayle E. Littleton
GAYLE E. LITTLETON
Jenner & Block LLP
Counsel for Commonwealth Edison
Company

CORPORATE OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for Commonwealth Edison Company (“ComEd”). I understand the terms of this Agreement and voluntarily agree, on behalf of ComEd, to each of its terms. Before signing this Agreement, I consulted outside counsel for ComEd. Counsel fully advised me of the rights of ComEd, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Exelon Corporation (“Exelon”) Board of Directors. I have advised and caused outside counsel for ComEd and Exelon to advise the Exelon Board of Directors fully of the rights of ComEd, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement. No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of ComEd, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am an officer of Exelon and that I have been duly authorized by ComEd to execute this Agreement on behalf of ComEd.

Date:	July 16, 2020	BY:	/s/David A. Glockner
DAVID A. GLOCKNER
Executive Vice President for
Compliance and Audit
Exelon Corporation

CERTIFICATE OF COUNSEL

We are counsel for Commonwealth Edison Company (“ComEd”) and Exelon Corporation (“Exelon”) in the matter covered by this Agreement. In connection with such representation, we have examined relevant ComEd and Exelon documents and have discussed the terms of this Agreement with the Exelon Board of Directors. Based on our review of the foregoing materials and discussions, we are of the opinion that the representative of ComEd has been duly authorized to enter into this Agreement on behalf of ComEd and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of ComEd and is a valid and binding obligation of ComEd. Further, we have carefully reviewed the terms of this Agreement with the Exelon Board of Directors and the Chief Executive Officer of ComEd. We have fully advised them of the rights of ComEd, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To our knowledge, the decision of ComEd to enter into this Agreement, based on the authorization of Exelon’s Board of Directors, is an informed and voluntary one.

Date:	July 16, 2020	BY:	/s/Reid J. Schar
REID J. SCHAR
Jenner & Block LLP
Counsel for Commonwealth Edison
Company

Date:	July 16, 2020	BY:	/s/Gayle E. Littleton
GAYLE E. LITTLETON
Jenner & Block LLP
Counsel for Commonwealth Edison
Company

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

UNITED STATES OF AMERICA	)
	)	No.
v.	)
)
COMMONWEALTH EDISON	)
COMPANY	)

THE UNITED STATES ATTORNEY charges:

1.              At times material to this information:

a.            Defendant COMMONWEALTH EDISON COMPANY (hereinafter, “ComEd”), with headquarters located in Chicago, was the largest utility company in Illinois. As a utility, ComEd was subject to extensive regulation by the State of Illinois.

b.           The legislative branch of government for the State of Illinois was commonly known as the Illinois General Assembly. The Illinois General Assembly was composed of two houses: The House of Representatives and the Senate. The Illinois General Assembly routinely considered bills and passed legislation that had a substantial impact on ComEd’s operations and profitability, including legislation that affected the regulatory process used to determine the rates ComEd could charge customers for the delivery of electricity. ComEd maintained a continuing interest in advancing legislation in the Illinois General Assembly favorable to its interests, and opposing legislation that was not consistent with its operational and financial success.

c.            Public Official A was the Speaker of the House of Representatives and an elected member of that body. As Speaker of the House of Representatives, Public Official A was able to exercise control over what measures were called for a vote in the House of Representatives. Public Official A also exercised substantial influence and control over fellow lawmakers concerning legislation, including legislation affecting ComEd.

2.            Beginning no later than in or around 2011, and continuing through in or around 2019, in the Northern District of Illinois, Eastern Division, and elsewhere,

COMMONWEALTH EDISON COMPANY,

defendant herein, corruptly gave, offered, and agreed to give things of value, namely, jobs, vendor subcontracts, and monetary payments associated with those jobs and subcontracts, for the benefit of Public Official A and Public Official A’s associates, with intent to influence and reward Public Official A, as an agent of the State of Illinois, a State government that during each of the twelve-month calendar years from 2011 to 2019, received federal benefits in excess of $10,000, in connection with any business, transaction, and series of transactions of $5,000 or more of the State of Illinois, namely, legislation affecting ComEd and its business;

2

In violation of Title 18, United States Code, Section 666(a)(2).

UNITED STATES ATTORNEY

3

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Attorney’s Office for the Northern District of Illinois and Commonwealth Edison Company (“ComEd”). ComEd hereby agrees and stipulates that the following information is true and accurate. ComEd admits, accepts, and acknowledges that it is responsible for the acts of its current and former officers, directors, employees, and agents as set forth below.

I.             Background

ComEd is the largest utility company in Illinois. It employs over 6,000 individuals, and delivers electricity to approximately 70% of Illinois’s population. It is a majority-owned subsidiary of Exelon Corporation (“Exelon”), and operates from its headquarters located in Chicago.

As a utility, ComEd is subject to extensive regulation by the State of Illinois. The State of Illinois regulates the rates that ComEd may charge its customers, as well as the rate of return ComEd may realize from its business operations. The legislative branch of the State of Illinois, known as the Illinois General Assembly, has routinely considered bills and has passed legislation that has had a substantial impact on ComEd’s operations and profitability, including legislation that affects the regulatory process ComEd uses to determine the rates ComEd charges its customers for the delivery of electricity. In order for legislation to become law, it must be passed by both houses of the Illinois General Assembly—the Illinois House of Representatives and the Illinois Senate.

For example, in 2011, the General Assembly passed the Energy Infrastructure and Modernization Act (“EIMA”). EIMA provided for a regulatory process through which ComEd was able to more reliably determine rates it could charge customers and, in turn, determine how much money it was able to generate from its operations to cover, among other things, costs for grid-infrastructure improvements. The passage of EIMA therefore helped improve ComEd’s financial stability. EIMA was passed by the Illinois House of Representatives in or around May 2011, and by the Illinois Senate in or around August 2011. EIMA was then vetoed by the Governor of the State of Illinois. Thereafter, in or around October 2011, both houses of the Illinois General Assembly voted to override the Governor’s veto. In 2016, the General Assembly passed the Future Energy Jobs Act (“FEJA”), which provided for a renewal of the regulatory process that was beneficial to ComEd. Since the passage of FEJA, ComEd has had a continuing interest in advancing legislation in the General Assembly favorable to its interests, and opposing legislation that was not consistent with its operational and financial success.

Public Official A is the Speaker of the Illinois House of Representatives and the longest serving member of the House of Representatives. ComEd understood that, as Speaker of the House of Representatives, Public Official A was able to exercise control over what measures were called for a vote in the House of Representatives and had substantial influence and control over fellow lawmakers concerning legislation, including legislation that affected ComEd. Public Official A was an agent of the State of Illinois, a State government that during each of the twelve-month calendar years from 2011 to 2019, received federal benefits in excess of $10,000.

Individual A served in the Illinois House of Representatives for approximately ten years beginning in 1972. After Individual A’s service in the Illinois House of Representatives, Individual A served as a lobbyist and/or consultant for ComEd until 2019. During that time, Individual A made known to ComEd that Individual A had a close personal relationship with Public Official A.

CEO-1 was the chief executive officer of ComEd between in and around March 2012 and May 2018. From June 1, 2018 to October 15, 2019, CEO-1 served as a senior executive at Exelon Utilities, and had oversight authority over ComEd’s operations.

Senior Executive 1 served as ComEd’s senior vice president for legislative and external affairs from in or around March 2012 until in or around September 2019.

Lobbyist 1 served as ComEd’s executive vice president of legislative and external affairs from in and around 2009 until Lobbyist 1’s retirement in and around 2012. From 2012 to 2019, Lobbyist 1 served as an external lobbyist for ComEd.

Consultant 1 was the owner of Company 1, which performed consulting services for ComEd until in and around 2019.

II.           Conduct

Overview

From in or around 2011 through in or around 2019, in an effort to influence and reward Public Official A’s efforts, as Speaker of the Illinois House of Representatives, to assist ComEd with respect to legislation concerning ComEd and its business, ComEd arranged for various associates of Public Official A, including Public Official A’s political allies and individuals who performed political work for Public Official A, to obtain jobs, vendor subcontracts, and monetary payments associated with those jobs and subcontracts from ComEd, even in instances where certain political allies and workers performed little or no work that they were purportedly hired to perform for ComEd.

Hiring of Public Official A’s Associates as Vendor “Subcontractors”

Who Performed Little or No Work for ComEd

ComEd employees and agents, including third-party consultants and lobbyists, were subject to Exelon’s Code of Conduct. Exelon’s Code of Conduct, applicable beginning in 2015, required employees and agents to: (a) “[k]eep accurate and complete records so all payments are honestly detailed and company funds are not used for unlawful purposes”; (b) “[c]onduct due diligence on all potential agents, consultants or other business partners”; and (c) “[n]ever use a third party to make payments or offers that could be improper.” Exelon’s Code of Conduct also prohibited bribery and listed as an example of a prohibited bribe: “Providing something of value for the benefit of a public official in a position to make a decision that could benefit the company.”

Beginning no later than in or around 2011, Public Official A and Individual A sought to obtain from ComEd jobs, vendor subcontracts, and monetary payments associated with those jobs and subcontracts for various associates of Public Official A, such as precinct captains who operated within Public Official A’s legislative district.

In or around 2011, Individual A and Lobbyist 1 developed a plan to direct money to two of Public Official A’s associates (“Associate 1” and “Associate 2”) by having ComEd pay them indirectly as subcontractors to Consultant 1. Payments to Associate 1 and Associate 2, as well as later payments to other subcontracted associates of Public Official A, continued until in or around 2019, even though those associates did little or no work during that period.

Consultant 1 agreed in 2011 that Public Official A’s associates would be identified as subcontractors under Consultant 1’s contract and that ComEd’s payments to Consultant 1 would be increased to cover payments to those subcontractors. Between in or around 2011 and 2019, Consultant 1 executed written contracts and submitted invoices to ComEd that made it falsely appear that the payments made to Company 1 were all in return for Consultant 1’s advice on “legislative issues” and “legislative risk management activities,” and other similar matters, when in fact a portion of the compensation paid to Company 1 was intended for ultimate payment to Public Official A’s associates, who in fact did little or no work for ComEd. Consultant 1 and Company 1 did little, if anything, to direct or supervise the activities of Public Official A’s associates, even though they were subcontracted under and received payments through Company 1. Moreover, because they were paid indirectly through Company 1, the payments to Public Official A’s associates over the course of approximately eight years were not reflected in the vendor payment system used by ComEd, and as a result, despite that Public Official A’s associates were subcontracted under and receiving payments through Company 1, no such payments were identifiable in ComEd’s vendor payment system.

Certain senior executives and agents of ComEd were aware of these payments from their inception until they were discontinued in or around 2019. For example, in or around May 2018, Public Official A, through Individual A, asked CEO-1 to hire a political ally of Public Official A who was retiring from the Chicago City Council at the end of the month (“Associate 3”). CEO-1, in coordination with Senior Executive 1 and Consultant 1, agreed that ComEd would pay Associate 3 approximately $5,000 a month indirectly as a subcontractor through Company 1. At the time CEO-1 approved this arrangement, CEO-1 was aware that there were other associates of Public Official A that were paid indirectly as subcontractors through Company 1, which CEO-1 referred to as the “roster.” CEO-1 also agreed that Public Official A—rather than an officer or employee of ComEd or Company 1—would advise Associate 3 of this new arrangement. In or around June 2018, Company 1’s contract was revised to include extra funding for the purpose of paying Associate 3. In seeking to justify the extra funding, Consultant 1 claimed falsely that an additional fee of $5,000 a month was necessary under Company 1’s contract, in part because of Company 1’s “expanded role with Cook County Board president’s office and Cook County Commissioners and Department Heads,” when in fact the additional $5,000 a month in compensation was intended for payment to Associate 3. ComEd approved of the additional payments to Company 1, knowing they were intended for Associate 3.

Certain senior executives and agents of ComEd were also aware of the purpose of these payments to Public Official A’s associates, namely, that they were intended to influence and reward Public Official A in connection with Public Official A’s official duties and to advance ComEd’s business interests. For example:

a.            On or about May 16, 2018, Individual A explained to Senior Executive 1 why certain individuals were being paid indirectly through Company 1, by making reference to their utility to Public Official A’s political operation. Individual A identified Associate 1, one of the several individuals on Company 1’s payroll, as “one of the top three precinct captains” who also “trains people how to go door to door . . . so just to give you an idea how important the guy is.”

b.            On or about February 7, 2019, Individual A advised Senior Executive 1 about how to present information within ComEd concerning the renewal of Company 1’s contract for 2019. In the conversation, Individual A advised Senior Executive 1 that, “I would say to you don’t put anything in writing,” explaining later in the conversation because “all it can do is hurt ya.” Individual A further advised Senior Executive 1 that, if asked by a ComEd official why Company 1 was being paid, Senior Executive 1 should explain that the associates of Public Official A were former ward committeemen and aldermen, that it was a “favor,” and that it would be up to Consultant 1 to prove that Public Official A’s associates performed work, not ComEd.

c.            On or about February 11, 2019, Individual A had a conversation with Lobbyist 1, who by that time had retired from ComEd, but had continued to serve as a paid external lobbyist to ComEd. In discussing how the renewal of Company 1’s contract—which included significant payments to Company 1 to account for indirect payments to Public Official A’s associates—should be communicated internally, Individual A said, “We had to hire these guys because [Public Official A] came to us. It’s just that simple.” Lobbyist 1 agreed, and added, “It’s, it’s clean for all of us.”

d.            On or about February 13, 2019, Consultant 1 advised Senior Executive 1 that Associate 1 and Associate 2 had been made “subcontractors” of Company 1 at the request of Lobbyist 1, and that Associate 3 was also currently being paid as a “subcontractor.” Consultant 1 emphasized that he had told no one of the arrangement per instructions previously given to Consultant 1, and cautioned Senior Executive 1 that ComEd should not tamper with the arrangement because “your money comes from Springfield,” and that Consultant 1 had “every reason to believe” that Individual A had spoken to Public Official A about the retention of Public Official A’s associates, and knew Lobbyist 1 had done so. Consultant 1 added that Public Official A’s associates “keep their mouth shut, and, you know, so. But, do they do anything for me on a day to day basis? No.” Consultant 1 explained that these payments were made “to keep [Public Official A] happy, I think it’s worth it, because you’d hear otherwise.”

e.            On or about March 5, 2019, Individual A and ComEd personnel participated in a meeting during which they discussed Company 1’s contract and why the indirect payments to Public Official A’s associates made under the guise of that contract should be continued for another year. During that meeting, Individual A explained that for decades, Public Official A had named individuals to be ComEd employees, such as meter readers, as part of an “old-fashioned patronage system.” In response, a ComEd employee acknowledged that such hires could be a “chip” used by ComEd. ComEd renewed Company 1’s contract.

f.             On or about March 6, 2019, Individual A and Lobbyist 1 discussed the renewal of Company 1’s contract. During the conversation, Lobbyist 1 explained that “with the [Consultant 1] stuff, you got a little leg up,” to which Individual A agreed. Lobbyist 1 later added, “I mean it’s uh, unmentioned, but you know, that which is understood need not be mentioned.” Individual A responded, “Right. Exactly. Exactly.”

Between in and around 2011 and 2019, indirect payments made to Public Official A’s associates—who performed little or no work for ComEd—totaled approximately $1,324,500. These indirect payments were made not only through Company 1, but through other additional third-party vendors. As with Company 1, these other third-party vendors entered into contracts with ComEd that noted that the payments made to these vendors by ComEd were for consulting and related services, when in truth, a substantial portion of the money paid to these vendors was intended for Public Official A’s associates, who did little or no work for ComEd. These payments, like those made indirectly through Company 1, were intended to influence and reward Public Official A in connection with the advancement and passage of legislation favorable to ComEd in the Illinois General Assembly. Prior to ComEd’s discovery of the federal law enforcement investigation, Public Official A’s and Individual A’s approval was sought by ComEd before payments to certain of Public Official A’s associates were discontinued, even though these individuals performed little or no work for ComEd. As with the payments made to Public Official A’s associates through Company 1, despite that Public Official A’s associates were subcontracted under and receiving payments through these third party vendors, no such payments were identifiable in ComEd’s vendor payment system. Certain former ComEd executives designed these payment arrangements in part to conceal the size of payments made to Public Official A’s associates, and to assist ComEd in denying responsibility for oversight of Public Official A’s associates, who performed little or no work for ComEd.

Appointment of Board Member 1 as Member of the Board of

Directors at the Request of Public Official A

Beginning in or around 2017, Public Official A sought the appointment of an associate to the ComEd Board of Directors (hereinafter referred to as “Board Member 1”). Public Official A’s request was communicated by Individual A to CEO-1. In or around May 2018, in response to internal company opposition to the appointment of Board Member 1, CEO-1 asked Individual A if Public Official A would be satisfied if CEO-1 arranged for Board Member 1 to receive a part-time job that paid an equivalent amount of money to a board member position, namely, $78,000 a year. Individual A told CEO-1 that Public Official A would appreciate if CEO-1 would “keep pressing” for the appointment of Board Member 1, and CEO-1 agreed to do so. In or around September 2018, CEO-1 (who by this time had been promoted to an executive position within Exelon Utilities, in which capacity CEO-1 maintained oversight authority over ComEd) assured Individual A that CEO-1 was continuing to advocate for the appointment of Board Member 1 made at Public Official A’s request because “You take good care of me and so does our friend [Public Official A] and I will do the best that I can to, to take care of you.”

On or about April 25, 2019, CEO-1 advised Individual A by text message, “Just sent out Board approval to appoint [Board Member 1] to ComEd Board.” The following day, April 26, 2019, ComEd filed a notice with the United States Securities and Exchange Commission stating that Board Member 1 had served as a director of ComEd since April 2019. Although ComEd and Exelon conducted due diligence on Board Member 1 and ultimately determined he was qualified for a Board position, no one at ComEd or Exelon recruited Board Member 1 to serve as a director, and ComEd did not interview or vet other outside candidates for the vacant board seat. ComEd appointed Board Member 1, in part, with the intent to influence and reward Public Official A in connection with Public Official A’s official duties.

Retention of Law Firm A

In or around 2011, ComEd agreed to retain Law Firm A, and entered into a contract pursuant to which ComEd agreed to provide Law Firm A with a minimum of 850 hours of attorney work per year. This contract was entered into with Law Firm A, in part, with the intent to influence and reward Public Official A in connection with Public Official A’s official duties and because personnel and agents of ComEd understood that giving this contract to Law Firm A was important to Public Official A. In 2016, Law Firm A’s contract was up for renewal. As part of renewal discussions, personnel within ComEd sought to reduce the hours of legal work they provided to Law Firm A from the 850 hours specified in the 2011 retention agreement because ComEd paid only for hours worked and there was not enough appropriate legal work to give to Law Firm A to fill 850 annual hours.

Thereafter, an attorney associated with Law Firm A [Lawyer A] complained to Individual A about ComEd’s effort to reduce the amount of work provided to Law Firm A. On or about January 20, 2016, Individual A contacted CEO-1 and wrote, “I am sure you know how valuable [Lawyer A] is to our Friend [Public Official A],” and then went on to write, “I know the drill and so do you. If you do not get involve [sic] and resolve this issue of 850 hours for his law firm per year then he will go to our Friend [Public Official A]. Our Friend [Public Official A] will call me and then I will call you. Is this a drill we must go through?” CEO-1 replied in writing, “Sorry. No one informed me. I am on this.” Thereafter, CEO-1 tasked a ComEd employee, who was assigned as a “project manager” to assist with the project of obtaining legislative approval of FEJA, to ensure that Law Firm A’s contract was renewed. The project manager had no oversight authority over ComEd’s legal department and was not otherwise involved in deciding what legal professionals the legal department retained. The project manager was assigned the task of ensuring Law Firm A’s contract was renewed because the work provided to Law Firm A was, in part, designed to influence and reward Public Official A in connection with Public Official A’s official duties, including the promotion and passage of FEJA. ComEd agreed in or around June 2016 to renew Law Firm A’s contract with substantially reduced annual hours.

Internship Program

Beginning no later than 2013, and continuing until in or around 2019, ComEd operated an internship program. As part of the program, ComEd would accept a specified target number of students who primarily resided in a Chicago ward that Public Official A was associated with (“Public Official A’s Ward”) and that were recommended to ComEd by associates of Public Official A, including Individual A. ComEd hired students from Public Official A’s Ward, in part, with the intent to influence and reward Public Official A in connection with Public Official A’s official duties.

Benefit to ComEd

Between in or around 2011 and in or around 2019, during the same time frame that ComEd was making payments to Public Official A’s associates, and extending other benefits for the purpose of influencing and rewarding Public Official A, ComEd was also seeking Public Official A’s support for legislation that was beneficial to ComEd, including EIMA and FEJA, that would ensure a continued favorable rate structure for ComEd. ComEd acknowledges that the reasonably foreseeable anticipated benefits to ComEd of such legislation exceeded $150,000,000.

ATTACHMENT B

CORPORATE COMPLIANCE PROGRAM

Recognizing the remedial measures undertaken by Commonwealth Edison Company (“ComEd”) set forth in the Deferred-Prosecution Agreement, ComEd agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures and to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with U.S. law.

Where necessary and appropriate, ComEd agrees to modify its compliance program, including internal controls, compliance policies, and procedures to ensure that it maintains an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts, as well as policies and procedures designed to effectively detect and deter violations of U.S. law. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of ComEd’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1.            ComEd will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of U.S. law and its compliance code.

Policies and Procedures

2.            ComEd will develop and promulgate a clearly articulated and visible corporate policy against violations of U.S. law, which policy shall be memorialized in a written compliance code.

3.            ComEd will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of U.S. law and ComEd’s compliance code, and ComEd will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of U.S. law by personnel at all levels of ComEd. These policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties including consultants and lobbyists acting on behalf of ComEd. ComEd shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company.

4.            ComEd will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets.

Periodic Risk-Based Review

5.            ComEd will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of ComEd.

6.            ComEd shall review these policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7.            ComEd will assign responsibility to one or more senior corporate executives of ComEd or Exelon for the implementation and oversight of ComEd’s compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, ComEd’s and Exelon Corporation’s (“Exelon’s”) Board of Directors, or any appropriate committee of either Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8.            ComEd will implement mechanisms designed to ensure that its compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where appropriate, agents and business partners including consultants and lobbyists. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance, and government relations), and, where appropriate, agents and business partners including consultants and lobbyists; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners certifying compliance with the training requirements.

9.            ComEd will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners including consultants and lobbyists, on complying with ComEd and Exelon’s compliance code, policies, and procedures, including when they need advice on an urgent basis.

Internal Reporting and Investigation

10.          ComEd will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners including consultants and lobbyists concerning violations of U.S. law or ComEd’s compliance code, policies, and procedures.

11.          ComEd will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of U.S. law or ComEd’s compliance code, policies, and procedures.

Enforcement and Discipline

12.          ComEd will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13.          ComEd will institute appropriate disciplinary procedures to address, among other things, violations of U.S. law and ComEd’s compliance code, policies, and procedures by ComEd’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. ComEd shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall compliance program is effective.

Mergers and Acquisitions

14.          ComEd will develop and implement policies and procedures for mergers and acquisitions requiring that ComEd conduct appropriate risk-based due diligence on potential new business entities.

15.          ComEd will ensure that ComEd’s compliance code, policies, and procedures regarding U.S. law apply as quickly as is practicable to newly acquired businesses or entities merged with ComEd and will promptly train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on ComEd’s compliance code, policies, and procedures.

Monitoring and Testing

16.          ComEd will conduct periodic reviews and testing of its compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of U.S. law and ComEd’s code, policies, and procedures, taking into account relevant developments in the field and evolving industry standards.

ATTACHMENT C

REPORTING REQUIREMENTS

Commonwealth Edison Company (“ComEd”) agrees that it will report to the U.S. Attorney’s Office for the Northern District of Illinois (the “government”) periodically, at no less than twelve-month intervals during a three-year term, regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Attachment B. During this three-year period, ComEd shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least two follow-up reviews and reports, as described below:

a.            By no later than one year from the date this Agreement is executed, ComEd shall submit to the government a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve its internal controls, policies, and procedures for ensuring compliance with U.S. law, and the proposed scope of the subsequent reviews. The report shall be transmitted to:

Chief, Public Corruption and Organized Crime Section

U.S. Attorney’s Office for the Northern District of Illinois

219 South Dearborn Street, Fifth Floor

Chicago, IL 60604

ComEd may extend the time period for issuance of the report with prior written approval of the government.

b.            ComEd shall undertake at least two follow-up reviews and reports, incorporating the views of the government on its prior reviews and reports, to further monitor and assess whether its policies and procedures are reasonably designed to detect and prevent violations of U.S. law.

C-1

c.            The first follow-up review and report shall be completed by no later than one year after the initial report is submitted to the government. The second follow-up review and report shall be completed and delivered to the government no later than thirty days before the end of the Term.

d.            The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the government determines in its sole discretion that disclosure would be in furtherance of the government’s discharge of its duties and responsibilities or is otherwise required by law.

e.            ComEd may extend the time period for submission of any of the follow-up reports with prior written approval of the government.

C-2